Exhibit 10(u)(vi)

General Release and Separation Agreement

This General Release and Separation Agreement (this “Agreement”) is made and entered into this 20th day of January, 2020 by and between Albany International Corp. (the "Company") and Olivier Jarrault ("Employee").

In consideration of the acknowledgements and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Presentation of Agreement. Employee acknowledges that on January 17, 2020 he was given this Agreement and was afforded 21 days to consider same.

2.                  Legal Advice. Employee was, and hereby is, advised to consult a lawyer before signing this Agreement.

3.                  Acceptance of Agreement. Employee may accept this Agreement only by signing, dating and delivering the Agreement to the Company (in the manner set forth in Section 14) on or before the Company’s normal close of business on February 7, 2020. Time is of the essence with regard to this Section 3.

4.                  Revocation. Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to the Company by notifying the Company in writing (in the manner set forth in Section 14) of Employee’s decision to revoke. Time is of the essence with regard to this Section 4.

5.                  Effective Date. The effective date of this Agreement shall be the eighth (8th) day after Employee signs and delivers it to the Company in accordance with Section 3 above, unless Employee revokes the Agreement before then in accordance with Section 4 above. If Employee fails to accept this Agreement in accordance with Section 3 above, or timely revokes the Agreement in accordance with Section 4 above, the Agreement will not become effective and will not be binding on Employee or the Company.

6.                  Termination of Employment. Employee’s employment by the Company is terminated effective January 20, 2020 (the “Separation Date”). The parties agree that said termination of employment is a Qualifying Termination within the meaning of Paragraph 6 of that certain Employment Agreement entered into by and between the parties with an effective date of March 1, 2018 (the “Employment Agreement”) attached as Appendix A to this Agreement.

7.                  Severance Payments. In accordance with, and subject to, the terms of the Employment Agreement, the Company shall pay to Employee the Severance Amount, as defined in the Employment Agreement, payable over twenty-four (24) months (the “Severance Period”), as more fully described in the Employment Agreement. In addition, should Employee elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to continue group health care coverage as is from time to time provided by or through the Company to all similarly situated eligible employees, the Company shall pay the then applicable COBRA contribution for each month of Employee’s eligibility under COBRA, or until Employee terminates such coverage, whichever shall occur first.

8.	Internal Revenue Code Section 409A.

(A)             The payments and the payment schedule set forth herein are intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”). Accordingly, the Agreement shall be interpreted and performed so as to comply with Section 409A.

(B)            As the Employee is a "specified employee" (as that term is defined in the final regulations under Section 409A), the payments of the Severance Amount that would otherwise be made during the 6-month period commencing on January 20, 2020 will instead be paid to the Employee in a lump sum (with no interest) on July 22, 2020. The foregoing delay in the payments of the Severance Amount shall be made in conformance with the final regulations under Section 409A.

9.                  Defined Term. As used in this Agreement, the term “Albany” means, individually and collectively, Albany International Corp., and each of their subsidiaries and affiliates, their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns, as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

10.               General Release. By signing this Agreement, Employee immediately gives up and releases Albany from, and with respect to, any and all rights and claims that Employee may have against Albany (except as expressly stated in subsection 10(c) below), whether or not Employee presently is aware of such rights or claims or suspects them to exist. In addition, and without limiting the foregoing:

(a)	The Employee on behalf of himself, his agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of his employment with Albany prior to Employee signing this Agreement, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law regarding employment, discrimination in employment, or the termination of employment.

Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a charge or complaint with, or participate in the adjudication of charge or complaint of discrimination filed with, any federal, state or local administrative agency, though Employee expressly waives any right to recover any money or obtain any other relief or benefit as a result of any complaint or charge being filed with any federal, state or local administrative agency.

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or any covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he is releasing, and that he understands that he is not releasing any rights or claims arising after the date Employee signs this Agreement.

(b)	If Employee breaches any obligation under this Agreement or the Employment Agreement, Employee agrees that Albany shall not be obligated to continue to make payments under Section 7, and that Employee shall reimburse Albany for all payments made pursuant to Section 7.

(c)	Nothing in this Agreement, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement or other employee benefit plans administered by Albany. Nor shall anything in this Agreement operate to release Albany from its obligations under this Agreement or Section 5 of the Employment Agreement, including the acceleration of 50% of Employee’s unvested restricted stock units in accordance with Employee’s Restricted Stock Unit Agreement, subject to Employee’s continued compliance with his obligations under this Agreement and the Employment Agreement.

11.               Non-admission of Liability. This Agreement does not constitute an admission by Albany of any liability to Employee, and Employee understands and agrees that Albany denies any such liability to Employee.

12.               Confidential Information. Employee agrees that all aspects of Albany's business, products, prospects, plans and strategies that have not been publicly disclosed, including, but not limited to, the identities, needs and preferences of its customers, internal business operations and pricing information, manufacturing know-how, technical attributes of products, annual or strategic business plans or analyses, and any and all other trade secrets (collectively, "Confidential Information"), are confidential and secret, shall be maintained in confidence and not disclosed to any third party, and shall remain the exclusive property of the Company. Any Confidential Information may be used or disclosed by the Employee solely to discharge his obligations hereunder, and shall not be used or disclosed for any other purpose, including, without limitation, for any purpose whatsoever following termination of Employee’s employment. All Confidential Information in tangible form that is provided to the Employee shall be returned by the Employee to the Company within 30 days of any termination of employment, together with a statement certifying: (1) that Employee has returned all Confidential Information in his possession, (2) that Employee has at all times maintained the confidential nature of the Confidential Information, and (3) that Employee confirms his continuing obligations of confidentiality under this Agreement following such termination.

13.               Non-Disparagement. The Employee will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, including its shareholders, directors and officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Employee. The foregoing restriction will not apply to any truthful statements made in response to a valid subpoena or other compulsory legal process.

14.               Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of Albany’s business. Accordingly, Employee agrees as follows:

A. During the Severance Period, whether on his own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever (“Person”), Employee shall not directly or indirectly:

(i)    operate a Competitive Business;

(ii)  enter into the employ of, or render any services to, any Person in respect of any Competitive Business;

(iii)      acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this covenant if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or

(iv)         interfere with, or attempt to interfere with, any business relationships between the Company or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors; and

B.                 During the Severance Period, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, Employee shall not directly or indirectly:

(i)    solicit or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates; or

(ii)       hire any such employee who was employed by the Company or any of its subsidiaries or affiliates as of the Termination Date or, if later, within the six-months before the date the person was hired by Employee.

Employee understands that the Company will have the right to seek injunctive relief in the event that Employee violates this paragraph 14 because the harm caused by such violation will be irreparable and difficult to calculate in terms of monetary damages.

For the purposes of this paragraph 14, a Competitive Business is any person or entity that manufactures or sells (a) papermachine clothing or belts used in the manufacture or paper, nonwovens or fiber cement, or (b) advanced composite materials, structures or components for use in defense, aerospace or automotive applications.

It is expressly understood and agreed that although the parties consider the restrictions in this Paragraph 14 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this paragraph is an unenforceable restriction against the Employee, the provisions of this paragraph shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may determine to be enforceable.

15.               Notices. Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 455 Patroon Creek Blvd, Suite 206, Albany, New York 12206, Attention: Joseph M. Gaug.

16.               Ratification of Prior Agreement. The terms, provisions and conditions of the Employment Agreement are unchanged and in full force and effect and are hereby ratified and confirmed in all respects. Unless otherwise defined herein, any defined term used in this Agreement, shall have the definition ascribed to it in the Employment Agreement.

17.               Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

18.               Certain Disclosures to Governmental Agencies and Others. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Employee from making reports of possible violations of federal law or regulation (even if Employee participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities

Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii)  result in a waiver or other limitation of Employee’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Employee is not authorized (and the above should not be read as permitting Employee) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have signed this Agreement as of the dates set forth below.

Employee	Albany International Corp.

By: __________________________

Olivier Jarrault	Name:
Title:

Dated: _________________, 2020	Dated: _________________, 2020

Appendix A

Employment Agreement

Exhibit 10 (u)

EMPLOYMENT AGREEMENT

This Agreement is entered into as of March 2, 2018 (the “Effective Date”) by and between Albany International Corp. (the "Company") and Olivier Jarrault ("Executive").

1.  Duties and Scope of Employment.

(a)  Positions and Duties. Commencing on the Effective Date, Executive will serve as President and Chief Executive Officer of the Company, reporting to the Company's Board of Directors (the "Board"). The period during which Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term." During the Employment Term, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as may be assigned to him by the Board. Executive shall be based at the Company's headquarters in Rochester, New Hampshire, or such other place, as may be reasonably requested by the Company.

Executive shall be nominated for election to the Board such that his nomination shall be voted on by the shareholders of the Company at the first annual shareholder’s meeting following the Effective Date.

(b)  Obligations. During the Employment Term, Executive will devote Executive's full business efforts to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability. For the duration of the Employment Term, Executive agrees not to serve as a director for any for-profit entity or organization or actively engage in any employment, occupation, or consulting activity, without the prior approval of the Board, in its sole discretion; provided, however, that Executive may, without the approval of the Board, (i) serve in any capacity with any civic, educational, or charitable organization and (ii) manage his personal investments; in each case, provided such services do not interfere with Executive's obligations to the Company.

2.  Term of Agreement; At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that, subject to the provisions of Sections 5 and 6 of this Agreement, Executive's employment relationship with the Company may be terminated at any time, upon written notice to the other party, with or without good cause, at the option either of the Company or Executive.

3. Compensation.

(a)  Base Salary. Commencing on the Effective Date, the Company will pay Executive an annual salary of $775,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to standard and customary withholdings.

Executive's salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the "Committee"), at least annually, and adjustments will be made in the discretion of the Committee.

(b)  Annual Bonus. Executive will be granted an Annual Performance Period (“APP”) award for service performed in 2018 under the Company's 2017 Incentive Plan, to be determined and paid in cash during early 2019. Under this award, Executive will be entitled to receive between 0% and 200% of his target award, based on performance goal attainment during 2018. Executive’s 2018 APP target award amount will be equal to 100% of his actual 2018 Base Salary, pro- rated for the portion of the year during which he is actually employed. (For example, as the Effective Date is March 1, 2018, the target amount would be $775,000 x 10/12, or $645,833.33). The Compensation Committee of the Company's Board of Directors has determined that the 2018 APP award goal for senior management, including Executive, will be a specified level of Company Adjusted EBITDA (as defined in the award agreements). The Committee retains the right to exercise its discretion, after the end of 2018, as in prior years, to determine to what extent the APP awards Executive and the other executive officers have been earned, and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. (The other terms of this award shall be as specified in the 2018 Annual Performance Award Agreement). Executive will be eligible in 2019 and thereafter to participate in the 2019 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms. Target bonuses in future periods will be at the discretion of the Compensation Committee.

(c)  Long Term Incentive. Executive will be granted a Multi-year Performance Period (“MPP”) award for service performed in 2018, 2019 and 2020 under the Company's 2017 Incentive Plan, to be determined and paid in equity during early 2021. Under this award, Executive will be entitled to receive between 0% and 200% of his target award, based on performance goal attainment during the three year performance period. Executive’s 2018 MPP target award will be a share amount with a grant date value equal to 200% of his actual 2018 Base Salary, pro-rated for the portion of the performance period during which he is actually employed. The Compensation Committee of the Company's Board of Directors has determined that the 2018 MPP award goal for senior management, including Executive, will be a specified level of Company Adjusted EBITDA (as defined in the award agreements). The Committee retains the right to exercise its discretion, after the end of 2020, as in prior years, to determine to what extent the MPP awards Executive and the other executive officers have been earned, and reserves the right to take individual performance factors into account, and to employ subjective and objective criteria. (The other terms of this award shall be as specified in the 2018 Multi-year Performance Award Agreement). Executive will be eligible in 2019 thereafter to participate in the 2019 MPP award or any other long term executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms. Target bonuses in future periods will be at the discretion of the Compensation Committee.

(d)  Restricted Stock Units. Executive will receive, as of the Effective Date, a grant of stock units under the Company's Restricted Stock Unit Plan having a grant date value of $1,500,000,

pursuant to the form of Restricted Stock Unit Award attached to this Agreement as Exhibit A.

(e)  Relocation. Executive shall relocate to Rochester, New Hampshire area no later than March 1, 2019. In the interim, Executive shall be reimbursed for temporary housing expenses and shall be entitled to such other relocation benefits as provided for pursuant to the Company's Executive Relocation Policy, a copy of which has been provided to the Executive, with the caveat that neither the one-year policy expiration nor 90-day temporary housing limit shall apply to Executive. Provided such expenses are incurred in compliance with the Company’s travel and expense policy, the Company will pay or reimburse Executive for all flight expenses incurred prior to March 1, 2019 for travel from any Company work location to Los Angeles, California, travel from Los Angeles, California to any Company work location, and travel from any Company work location to any other Company work location through Los Angeles, California. The Company will provide tax assistance (gross-up) to Executive on all such expenses for travel to, from, or through Los Angeles, California that are personal to Executive or will appear as income on Executive's Form W-2.

(f)  Reimbursement of Legal Fee. In the event that stock incentive awards or options are canceled or revoked by Executive’s former employer or litigation is commenced during the Employment Term between Executive and his former employer regarding the non-payment of stock incentive awards or options previously granted to Executive by his former employer as a result of his employment with the Company, the Company agrees to reimburse Executive for his reasonable legal fees actually incurred and paid, up to a maximum of $300,000. In the event that such litigation has not been commenced by December 31, 2019, the Company will be relieved of this reimbursement obligation.

4.  Employee Benefits and Policies. Executive will be entitled to four weeks of vacation with pay during the remainder of 2018, and thereafter will be entitled to four weeks of vacation per calendar year, unless the Company's then-current vacation policy applicable to executive officers provides for a greater period. In addition, Executive will be eligible to participate in all of the Company's employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company (including, without limitation, 401(k), health care, vision, dental, life insurance and disability), subject to eligibility and otherwise on such terms and as such plans, policies, and arrangements may exist from time to time.

5.  Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) all unpaid Base Salary accrued to the effective date of termination, (b) unpaid but earned short-term or long-term cash bonuses, all unpaid but vested performance stock awards, all unpaid but vested portions of restricted stock units grants, subject to the terms of the applicable bonus plan, agreement or arrangement, (c) all benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to Executive, (d) all unreimbursed business expenses incurred prior to termination and required to be reimbursed to Executive pursuant to the Company's policy, and (e) all rights to indemnification to which Executive may be entitled under the Company's Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is a “Qualifying Termination” (as defined in Section 6), Executive will be entitled to the amounts and benefits specified in Section 6.

6.  Severance. If Executive's employment is terminated pursuant to a Qualifying Termination, Executive will receive an amount equal to twice the Base Salary plus twice the APP award target or other annual cash incentive target of Executive at the time of termination, payable in 24 substantially equal monthly installments (the “Severance Amount”). Executive's right to receive the Severance Amount is contingent upon Executive's continuing compliance with the provisions of Sections 8, 9 and 10 of this Agreement and subject to the Executive having executed and delivered to the Company an effective release of any and all claims in such form as is reasonably acceptable to the Company. Executive will not be required to mitigate the amount of payments under this Section 6, nor will any earnings that Executive may receive from any other source reduce any the Severance Amount. For purposes of this Agreement,

(a)  “Qualifying Termination” shall mean (i) an involuntary termination of Executive’s employment by the Company without Cause, or (ii) a termination of Executive’s employment by Executive for Good Cause.

(b)  “involuntary termination of Executive’s employment by the Company without cause" shall not include termination as the result of death or Disability.

(c)  "Cause" shall be deemed to exist upon any of the following, determined by a majority of the members of the Board in its sole discretion: (i) the indictment of Executive for, or the entry of a plea of guilty or nolo contendere by Executive to, a felony charge or any crime involving moral turpitude; (ii) Unlawful conduct on the part of Executive that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of Executive’s duties as determined by the Board in its sole discretion; (iii) Executive’s willful misconduct in connection with his duties or willful failure to use reasonable effort to perform substantially his responsibilities in the best interest of the Company (including, without limitation, breach by the Executive of this Agreement), except in cases involving Executive’s mental or physical incapacity or disability; (iv) Executive’s willful violation of the Company’s Business Ethics Policy, Code of Ethics or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of Executive’s duties as determined by the Board in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by Executive; (vi) Executive undertaking a position or any activity in or in furtherance of competition with Company during the Employment Term;

(vii) Executive having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; or (viii) Executive having wrongfully and substantially enriched himself at the expense of the Company.

(d)  "Disability" shall be deemed to exist if (i) by reason of mental or physical illness the Executive has not performed his or her duties for a period of six consecutive months; and (ii) the Executive does not return to the performance of his duties within thirty days after written notice is given by Company that the Executive has been determined by the Board of Directors to be "Disabled" under the Company's long term disability policy.

(e)  “Good Cause” shall mean a termination of Executive’s employment by Executive, as a consequence of , and following: (i) a material adverse change in Executive’s authority and responsibilities without Executive’s consent, (ii) a material reduction in Executive’s compensation, not proportionally and similarly affecting other senior executives, without Executive’s consent, (iii) the failure of the Company or any successor to fully honor the terms of any contractual agreements with Executive, or (iv) a Change in Control; provided, that, in the case (i), (ii) or (iii) , Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Cause within 90 days of the event or events constituting Good Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Cause, and the Company shall not have cured such circumstances within 30 days following receipt of such notice.

(f) "Change in Control" shall be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; (iii) there is a change in ownership of a substantial portion of the Company's assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company (A) constituting substantially all the assets of either of the Company’s two business units, or (B) that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions; or (iv) the sale, spinoff, or other disposition of either of the Company’s two business units, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company.

7.  Internal Revenue Code Section 280G. In the event that the benefits provided for in this Agreement, when aggregated with any other payments or benefits or to be received by Executive (the “Aggregate Benefits”), would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Aggregate Benefits will be either:

(a) delivered in full, or (b) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the greatest amount of Aggregate Benefits, notwithstanding that all or some portion of such Aggregate Benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by an independent certified public accounting firm engaged by the Company (the “Accounting Firm”) whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this paragraph. To the extent any reduction in Aggregate Benefits is required by this paragraph, the Company and Executive shall cooperate so that the reduction results in Executive retaining the maximum amount of the Aggregate Benefits.

8.  Confidential Information. Executive agrees that all aspects of the Company's business, products, prospects, plans and strategies that have not been publicly disclosed, including, but not limited to, the identities, needs and preferences of its customers, internal business operations and pricing information, manufacturing know-how, technical attributes of products, annual or strategic business plans or analyses, and any and all other trade secrets (collectively, "Confidential Information"), are confidential and secret, shall be maintained in confidence and not disclosed to any third party, and shall remain the exclusive property of the Company. Any Confidential Information may be used or disclosed by the Executive solely to discharge his obligations hereunder, and shall not be used or disclosed for any other purpose, including, without limitation, for any purpose whatsoever following termination of Executive's employment. All Confidential Information in tangible form that is provided to the Executive shall be returned by the Executive to the Company within 30 days of any termination of employment, together with a statement certifying: (1) that Executive has returned all Confidential Information in his possession, (2) that Executive has at all times maintained the confidential nature of the Confidential Information, and (3) that Executive confirms his continuing obligations of confidentiality under this Agreement following such termination.

9.  Non-disparagement. During the Employment Term, and thereafter, Executive will not knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its shareholders, directors or its officers. The foregoing restriction will not apply to any truthful statements made in response to a valid subpoena or other compulsory legal process.

10.   Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the Company’s business. Accordingly, Executive agrees as follows:

A.       That for a period of twenty-four (24) months following the termination of his employment with the Company for any reason, whether on his own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever (“Person”), Executive shall not directly or indirectly:

(i)  operate a Competitive Business;

(ii)	enter into the employ of, or render any services to, any Person in respect of any Competitive Business;

(iii)  acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this Release if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or

(iv) interfere with, or attempt to interfere with, any business relationships between Albany or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors; and

B.     That for a period of twenty-four (24) months following the termination of his employment with the Company for any reason, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever, Executive shall not directly or indirectly:

(i)  solicit or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates; or

(ii)  hire any such employee who was employed by the Company or any of its subsidiaries or affiliates as of the date of such termination or, if later, within the six-months before the date the person was hired by Executive.

Executive understands that the Company will have the right to seek injunctive relief in the event that Executive violates this paragraph 10 because the harm caused by such violation will be irreparable and difficult to calculate in terms of monetary damages.

For the purposes of this paragraph 10, a Competitive Business is any person or entity that manufactures or sells (a) papermachine clothing or belts used in the manufacture or paper, nonwovens or fiber cement, or (b) advanced composite materials, structures or components for use in defense, aerospace or automotive applications.

11.   Blue Pencil Doctrine. It is expressly understood and agreed by Executive that although Executive considers the restrictions in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable.

12.  Board Membership. Upon the termination of Executive's employment for any reason, Executive will be deemed to have resigned from any seat on the Board (and from any seats on the boards, and from any offices, of subsidiaries) held at such time, voluntarily, without any further required action by the Executive, as of the end of the Employment Term. Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

13.  Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of

Executive's right to compensation or other benefits will be null and void.

14.  Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well- established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Board
Albany International Corp.
218 Airport Drive

Rochester, NH 03867

If to the Executive:

at the last residential address known by the Company. In addition, the Company shall make a reasonable effort to fax or e-mail such notice to Executive at his most recent personal fax number or e-mail address, with a copy to Executive's lawyer by the same method, to the extent known to the Company.

15.  Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.	Arbitration. The Parties agree that any and all disputes arising out of the terms of this

Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in New York, New York under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereto agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive's obligations under this Agreement.

17.  Integration. This Agreement, together with the Exhibit, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto, provided that any benefits or compensation provided to Executive pursuant to the terms of any plan, program, policy, or arrangement may be amended or terminated by the Company at any time, in accordance with the terms of such plan, program, policy or arrangement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

Executive acknowledges that Executive is not subject to any contract, obligation or understanding (whether written or not) that would in any way restrict the performance of Executive's duties as set forth in this Agreement.

18.  Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.  Survival. The Company's and Executive's obligations under Section 6 and, to the extent provided in Section 6, the Executive's obligations under Sections 9 and 10, will survive the termination of this Agreement.

20.  Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.	Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any provisions thereof relating to conflict of laws.

23.  Certain Acknowledgment. Executive acknowledges that he has had the opportunity to obtain legal advice with respect to this Agreement, has had sufficient time to read, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. Executive represents that he has no other employment or other agreement, arrangements or undertakings that might restrict or impair his performance of this Agreement or to serve as an employee of the Company. Executive will not in connection with his employment by the Company, use or disclose any confidential, trade secret, or other proprietary information of any previous employer or other Person that Executive is not lawfully entitled to disclose.

24.  Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25.  Certain Disclosures to Governmental Agencies and Others. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit Executive from making reports of possible violations of federal law or regulation (even if Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALBANY INTERNATIONAL CORP.

By: /s/ Joseph G. Morone	Date: March 2, 2018
Name: Joseph G. Morone
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Olivier Jarrault	Date: March 2, 2018

EXHIBIT “A”

RESTRICTED UNIT AWARD AGREEMENT

Pursuant to the

ALBANY INTERNATIONAL CORP. 2003
RESTRICTED STOCK UNIT PLAN

* * * * *

Participant:                    Olivier Jarrault

Award Date:                  March 2, 2018

Number of Restricted Units Awarded: 23,567

* * * * *

THIS AWARD AGREEMENT, dated as of the Award Date specified above, is entered into by and between Albany International Corp. (the “Company”), and the Participant specified above, pursuant to the Amended and Restated Albany International Corp. 2003 Restricted Stock Unit Plan, as in effect and as amended from time to time (the “Plan”); and

WHEREAS, as an incentive to encourage the Participant to remain in the employ of the Company and its subsidiaries by affording the Participant a greater interest in the success of the Company and its subsidiaries, the Company desires to grant the Participant the Restricted Units provided herein;

WHEREAS, the Participant desires to obtain such Restricted Units on the terms and conditions provided for herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable considerations receipt of which is hereby acknowledged, the Company and the Participant agree as follows:

1 .       Incorporation by Reference; Plan Document Receipt. Except as otherwise provided herein, this Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time and which are expressly intended to apply to the grant of the Restricted Units provided for herein), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

2.                     Award of Restricted Units; Credit to Restricted Unit Account . Subject to the terms hereof and the Plan, the Company hereby grants to the Participant, as of the Award Date specified above, the number of Restricted Units specified above. The Company shall record such Restricted Units in the Participant’s Restricted Unit Account.

3.                    Vesting. As permitted in Section 5.1 of the Plan, the following Vesting Dates shall apply with respect to the Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) awarded hereunder and shall supersede any contrary provision in Section 5.1:

a.	One-third (33.3%) of such Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) shall vest on March 1, 2019, subject to the Participant being employed with the Albany Group on such Vesting Date;
b.	One-third (33.3%) of such Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) shall vest on March 1, 2020, subject to the Participant being employed with the Albany Group on such Vesting Date; and
c.	One-third (33.3%) of such Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) shall vest on March 1, 2021, subject to the Participant being employed with the Albany Group on such Vesting Date.

4.                Additional Special Vesting. The special vesting provisions set forth in Section 5.2 of the Plan shall apply to the Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) awarded hereunder.

5.               Settlement; Payment Delay. The Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) credited to Participant’s Restricted Unit Account pursuant to this Award Agreement shall be settled in accordance with the provisions of the Plan, including without limitation Section 6.1. Notwithstanding any provision to the contrary, if, pursuant to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), any payment is required to be delayed as a result of the Participant being deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such payments under the Plan shall not be made prior to the earlier of (A) the expiration of the six month period measured from the date of the “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Participant’s death. Upon the expiration of such period, all payments under the Plan delayed pursuant to this paragraph 6 shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.                 Amendment and Waiver. Neither this Award Agreement nor any provision hereof may be amended, modified, changed, discharged, terminated or waived orally, by any course of dealing or purported course of dealing or by any other means except (a) in the case of an amendment, modification, change or waiver that does not impair the rights of the Participant with respect to outstanding Restricted Units or that is deemed by the Committee to be advisable to avoid the imposition of any tax under Section 409A of the Code, by written notice to the Participant or (b) an agreement in writing signed by the Company and the Participant. No such written notice of agreement shall extend to or affect any provision of this Award Agreement not expressly amended, modified, changed, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Award Agreement shall not be deemed to be a waiver of or acquiescence in any other breach hereof.

7.                  Notices. Any notice required or permitted under this Award Agreement shall be in writing and shall be deemed properly given:

7.1                in the case of notice to the Company, if delivered in person to the Secretary of the Company, or mailed to the Company to the attention of the Secretary by registered mail (return receipt requested) at 216 Airport Drive, Rochester, New Hampshire, 03867, or at such other address as the Company may from time to time hereafter designate by written notice to the Participant; and

7.2               in the case of notice to the Participant, if delivered to him or her in person, or mailed to him or her by registered mail (return receipt requested) at the last known residence address provided by Participant to the Company or at such other address as the Participant may from time to time hereafter designate by written notice to the Company.

8.                Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.                Binding Agreement; Assignment. This Award Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Award Agreement without the prior express written consent of the Company.

10.             Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

11.             Headings. The titles and headings of the various sections of this Award Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Award Agreement.

12.           Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Award Agreement and the Plan and the consummation of the transactions contemplated thereunder.

13.             Severability. The invalidity or unenforceability of any provisions of this Award Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Award Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Award Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

14.            Acceptance of Restricted Units. Unless, within 45 days following the date of this Award Agreement, the Company has received written notice from the Participant rejecting the Restricted Units, this Award Agreement shall be deemed to have been accepted by the Participant and shall constitute a legal and binding agreement between the Participant and the Company.

IN WITNESS WHEREOF, the Company has duly executed this Award Agreement as of the Award Date specified above.

ALBANY INTERNATIONAL CORP.

/s/ Joseph G. Morone
Name: Joseph G. Morone

Title: President and Chief Executive Officer

/s/ Olivier Jarrault

Olivier Jarrault

Exhibit 10 (u)

AMENDMENT NO. 1 to
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1, dated as of July 9, 2018 (the “Amendment”), is by and between Albany International Corp. (the "Company") and Olivier Jarrault ("Executive").

WHEREAS, the Company and Executive are parties to that certain Agreement entered into as of March 2, 2018, relating to Executive’s employment by the Company (the “Agreement”); and

WHEREAS, the Company and Executive desire to clarify their respective rights and obligations relating to reimbursement of certain business expenses incurred by Executive in the course of his employment by the Company;

NOW THEREFORE, in consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree that the Agreement is hereby amended as follows, with effect from the Effective Date (as defined in the Agreement):

1.	Definitions. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

2.	Clause (e) of paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) Relocation. Executive shall relocate to Rochester, New Hampshire area no later than March 1, 2019. In the interim, Executive shall be reimbursed for temporary housing expenses and shall be entitled to such other relocation benefits as (i) are provided for pursuant to the Company's Executive Relocation Policy, a copy of which has been provided to the Executive, with the caveat that neither the one-year policy expiration nor 90- day temporary housing limit shall apply to Executive, or (ii) are approved by the Chairman of the Board of the Company. Provided such expenses are incurred in compliance with the Company’s travel and expense policy, or have otherwise been approved by the Chairman, the Company will pay or reimburse Executive for all flight expenses incurred prior to March 1, 2019 for travel from any Company work location to Los Angeles, California, travel from Los Angeles, California to any Company work location, and travel from any Company work location to any other Company work location through Los Angeles, California. (Evidence of approval of any item covered by this clause may be in the form of an expense or relocation report reflecting such expenses that is approved by the Chairman.) The Company will provide tax assistance (gross-up) to Executive on all such expenses for travel to, from, or through Los Angeles, California that are personal to Executive or will appear as income on Executive's Form W-2.

2.  A new clause (g) to paragraph 3 shall be added to the Agreement to read as follows:

(g) Travel, Meals and Entertainment Expenses. Executive shall be entitled to reimbursement of any business travel and entertainment expenses incurred by the Executive in the performance of his duties for or on behalf of the Company that are (i) in accordance with the Company’s policies as in effect from time to time, or (ii) approved by the Chairman of the Board. (Evidence of such approval may be in the form of an expense report reflecting such expenses that is approved by the Chairman.)

3. Except as expressly amended, modified and supplemented hereby, the terms, provisions and conditions of the Agreement are unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

4. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALBANY INTERNATIONAL CORP.

By: /s/ John B. Cozzolino	Date: July 25, 2018
Name: John B. Cozzolino
Title: Chief Financial Officer and Treasurer
EXECUTIVE
/s/ Olivier Jarrault	Date: July 25, 2018
Olivier Jarrault

Exhibit 10(u)(ii)

AMENDMENT NO. 2 to EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2, dated as of March 15, 2019 (the “Amendment”), is by and between Albany International Corp. (the "Company") and Olivier Jarrault ("Executive").

WHEREAS, the Company and Executive are parties to that certain Agreement entered into as of March 2, 2018, relating to Executive’s employment by the Company (the “Agreement”); and

WHEREAS, the Agreement was previously amended pursuant to that certain Amendment No.1, dated as of July 9, 2018; and

WHEREAS, the Company and Executive desire to further amend the Agreement to extend the time by which Executive is expected to relocate;

NOW THEREFORE, in consideration of the premises, the mutual covenants and the agreements hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree that the Agreement is hereby amended as follows, with effect from the Effective Date (as defined in the Agreement):

1. Definitions. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

2.	Clause (e) of paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) Relocation. Executive shall relocate to Rochester, New Hampshire area no later than December 31, 2019. In the interim, Executive shall be reimbursed for temporary housing expenses and shall be entitled to such other relocation benefits as (i) are provided for pursuant to the Company's Executive Relocation Policy, a copy of which has been provided to the Executive, with the caveat that neither the one-year policy expiration nor 90-day temporary housing limit shall apply to Executive, or

(ii) are approved by the Chairman of the Board of the Company. Provided such expenses are incurred in compliance with the Company’s travel and expense policy, or have otherwise been approved by the Chairman, the Company will pay or reimburse Executive for all flight expenses incurred prior to December 31, 2019 for travel from any Company work location to Los Angeles, California, travel from Los Angeles, California to any Company work location, and travel from any Company work location to any other Company work location through Los Angeles, California. (Evidence of approval of any item covered by this clause may be in the form of an expense or relocation report reflecting such expenses that is approved by the Chairman.) The Company will provide tax assistance (gross-up) to Executive on all such expenses for travel to, from, or through Los Angeles, California that are personal to Executive or will appear as income on Executive's Form W-2.

3. Except as expressly amended, modified and supplemented hereby, or as in Amendment No. 1, the terms, provisions and conditions of the Agreement are unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

4. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ALBANY INTERNATIONAL CORP.

By: /s/Charles J. Silva, Jr	Date: March 8, 2019
Name: Charles J. Silva, Jr
Title: Vice President, General Counsel and Secretary EXECUTIVE
/s/ Olivier Jarrault	Date: March 8, 2019
Olivier Jarrault